UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

BREATHE ECIG CORP.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-178624	37-1640902
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

39 Old Ridgebury Road, Suite C4
Danbury, CT 06810
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(917) 796-9926
(REGISTRANT’S TELEPHONE NUMBER)

Date of Report (Date of earliest event reported):

April 1st, 2016

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.01 – CHANGE IN CONTROL OF REGISTERANT.

On April 1st, 2016 White Fox Ventures, Inc. acquired the majority controlling interest in the Company pursuant to an Acquisition Agreement by which their company was acquired for approximately 85% of the shares in the Company.

ITEM 5.02 – DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

Mr. Shinsuke Nakano has assumed the positions of Director, Chairman of the Board ("Chairman") and Chief Executive Officer ("CEO"); and the Company appointed Mr. Takehiro Abe to the positions of Chief Operating Officer ("COO") and Director ("Board Member").  The outgoing CEO, Mr. Seth M. Shaw, continues to serve the Company as its Interim Chief Financial Officer ("Interim CFO") and as a Director.

Shinsuke Nakano, 33, is based in Tokyo, Japan and is the founder of AXS Company, Ltd., a successful company dedicated to production of infomercials and TV programs. Thereafter, Mr. Nakano focused on venture capital, and founded White Fox, Co. Ltd. in Japan and launched the Alternative Wall Street Academy (‘AWA”), in September, 2015. Mr. Nakano currently has academies in nine cities throughout Japan and is now looking to replicate this business model in the US.

Mr. Takehiro Abe, 33, obtained his Master of Engineering Degree from Nagoya University in 2007, specializing in micro-nano systems. He was then a system engineer at Hitachi, Ltd.  In 2009, he left Hitachi and started his independent practice as a financial planner. Currently, as the president of LDSQUARE Co., Ltd., Mr. Abe provides institutional financial consulting and services. He also identifies suitable investment opportunities on both domestic and overseas emerging markets.

ITEM 9.01 EXHIBITS

  (d) Exhibits.

Exhibit # Description

10.1           Acquisition Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 5th, 2016

Breathe ECig Corp /s/ Shinsuke Nakano By: Shinsuke Nakano, Director CEO